QUESTION AND ANSWER

GENERAL MERGER QUESTIONS

Q:   WHO WILL MANAGE THE FUND AFTER THE MERGER?
A: Please be assured that your current Portfolio Manager David Katz will remain as the Fund's Portfolio Manager.

Q:   WHAT WILL HAPPEN TO THE FUND'S EXPENSE RATIO AFTER THE MERGER?
A: The Reorganization will result in an overall decrease in the Matrix Fund's total operating expenses to 0.96% as a result of changes to certain fees.

Q:   WHAT'S HAPPENING TO THE MATRIX FUND? IS SOMETHING CHANGING?
A: First, please be assured that your current Portfolio Manager David Katz will remain as the Fund's Portfolio Manager. The name of the Matrix Fund is changing to the Strong Matrix Value Fund. The Matrix Fund is reorganizing into a newly created Strong Fund. All the assets of your Matrix Fund will be transferred to the Strong Matrix Value Fund in exchange for shares of the new Strong Fund. While Matrix has agreed to sell this part of its business to Strong, David Katz will continue to manage the assets of the Matrix Fund after the Reorganization.

Q: I PAID A REDEMPTION FEE ON THE MATRIX FUND. WILL I CONTINUE TO BE SUBJECT TO A REDEMPTION FEE ON THE NEW STRONG FUND?
A: The new Strong Fund will have the same early redemption fee of 0.75% based on the amount redeemed on shares held for less than 2 months. The holding period for your Matrix Fund shares will carry over to the Strong Fund shares you receive in the Reorganization for purposes of determining the application of the redemption fee. This redemption fee is paid to the fund to offset the impact of short-term trading.

QUESTIONS RELATED TO THE NEW YORK ATTORNEY GENERAL'S ACTIONS.

Q: I JUST READ SOMETHING IN THE NEWSPAPER ABOUT AN INVESTIGATION BY NEW YORK ATTORNEY GENERAL ELIOT SPITZER. WHAT CAN YOU TELL ME ABOUT IT?
A: As you may have read, the New York State Attorney General's Office is investigating the activities of a hedge fund that invested in a number of mutual fund families. One aspect of this investigation concerns late trading activities with Bank of America's funds; the other involves market timing activities at several mutual fund firms, including Strong. This hedge fund invested in four Strong funds. Strong is cooperating fully with the investigation. As you may know, the Matrix Fund currently has a redemption fee, which generally deters market timing; this redemption fee will continue on the your Fund. Both Matrix and Strong are committed to acting in the best interests of clients.



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Q:   WHAT DO YOU BELIEVE IS THE IMPACT ON MY FUND BY THIS INVESTIGATION?
A: None. The activity alleged to have occurred did not concern the Matrix Fund. The Board of Directors of the Matrix Fund and portfolio management have conducted a full review of all public information and have re-affirmed their determination that the Reorganization is in the best interests of Fund shareholders. Finally, Strong has represented that none of the costs of whatever settlement is ultimately reached will be borne by the Matrix Fund.

Q:   THIS ARTICLE SAYS XXXX. IS THIS TRUE?
A: It is early in this process. Rest assured Strong is looking into this matter and fully cooperating with the New York Attorney General. At this time, I am able to share with you that some of the matters being investigated relate to entities other than Strong. For instance, it is important to know that the New York Attorney General did not include Strong in Allegations about "late trading" (i.e., accepting trades placed after the market closed).

Q:   WHAT IS THIS CLASS ACTION LAWSUIT I AM HEARING ABOUT?
A: I can confirm that Strong has received information about some legal matters on this topic. Our attorneys are reviewing these. Beyond that, I am not able to comment on any legal matters.

Q:   IS THERE ANY OTHER INFORMATION YOU CAN PROVIDE TO ME AT THIS TIME?
A: Please keep in mind that limited information is available as it is early in the process. I can assure you that Strong is looking into the matter by turning over every rock at the firm and that Strong is fully cooperating with the New York Attorney General. I can also assure you that Strong is committed to acting in the best interests of clients.

Q: HOW WILL STRONG BE COMMUNICATING WITH CLIENTS ABOUT THE SITUATION GOING FORWARD?
A: Strong remains fully committed to clients. Please keep in mind that limited information is available and Strong is still in the process of undertaking its own review and cooperating with the investigators. Going forward Strong is available 24 hours a day, 7 days a week.